                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934
                             [Amendment No.     ]

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
[X] Definitive Proxy Statement                Commission Only (as permitted by
[_] Definitive Additional Materials           Rule 14a-6(e)(2))
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                       PROLONG INTERNATIONAL CORPORATION
               (Name of Registrant as Specified in Its Charter)

                                      N/A
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

   --------------------------------------------------------------------------
  (2) Aggregate number of securities to which transaction applies:

   --------------------------------------------------------------------------
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   --------------------------------------------------------------------------
  (4) Proposed maximum aggregate value of transaction:

   --------------------------------------------------------------------------
  (5) Total fee paid:

   --------------------------------------------------------------------------

[_] Fee paid previously by written preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

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  (2) Form, Schedule or Registration Statement No.:

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  (3) Filing Party:

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  (4) Date Filed:

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

                       PROLONG INTERNATIONAL CORPORATION
                                    6 Thomas
                            Irvine, California 92618

                                                                    May 12, 2000

Dear Stockholder:

   You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Prolong International Corporation (the "Company") to be held at 10:00 A.M. on Wednesday, June 14, 2000 at the Atrium Hotel, located at 18700 MacArthur Blvd., Irvine, California 92612.

   At the Annual Meeting you will be asked to elect two directors of the Company and to approve the appointment of Deloitte & Touche, LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000. These matters are described in detail in the accompanying Notice of Annual Meeting and Proxy Statement. In addition, we will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders.

   We look forward to greeting personally those stockholders who are able to be present at the Annual Meeting. However, whether or not you plan to be with us at the Annual Meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience.

                                 Very truly yours,

                                 /s/ ELTON ALDERMAN
                                 Elton Alderman
                                 President, Chief Executive Officer and
                                  Chairman of the Board of Directors

                       PROLONG INTERNATIONAL CORPORATION
                                   6 Thomas
                           Irvine, California 92618

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be Held on June 14, 2000

                               ----------------

TO THE STOCKHOLDERS OF PROLONG INTERNATIONAL CORPORATION:

   The 2000 Annual Meeting of Stockholders (the "Annual Meeting") of Prolong International Corporation (the "Company") will be held at 10:00 A.M. on Wednesday, June 14, 2000 at the Atrium Hotel, located at 18700 MacArthur Blvd., Irvine, California 92612, for the following purposes as more fully described in the accompanying Proxy Statement:

    (1) To elect two (2) Class II directors to serve until the 2003 Annual Meeting of Stockholders;

    (2) To ratify the appointment of Deloitte & Touche, LLP as independent auditors of the Company for the fiscal year ending December 31, 2000; and

    (3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

   Stockholders of record at the close of business on April 28, 2000 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders who are unable to attend the Annual Meeting in person are requested to complete and date the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting in person may revoke their proxy and vote their shares in person. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting should bring with them a proxy or letter from that firm confirming their ownership of shares.

                                          By Order of the Board of Directors

                                          /s/ THOMAS C. BILLSTEIN
                                          Thomas C. Billstein
                                          Secretary

Irvine, California
May 12, 2000

              Please sign and return the enclosed proxy promptly.

                       PROLONG INTERNATIONAL CORPORATION
                                   6 Thomas
                           Irvine, California 92618

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held on June 14, 2000

   This Proxy Statement is furnished to the holders of Common Stock, par value $.001 per share (the "Common Stock"), of Prolong International Corporation (the "Company") in connection with the solicitation by the Board of Directors of the Company of the enclosed proxy for use at the Annual Meeting of Stockholders to be held on Wednesday, June 14, 2000 (the "Annual Meeting"), or at any adjournment thereof. The purposes of the Annual Meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. As of the date of this Proxy Statement, the Board of Directors is not aware of any other matters which will come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named as proxies will vote on them in accordance with their best judgment.

   Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company. Proxies will be mailed to stockholders on or about May 12, 2000 and will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of Common Stock and will reimburse them for their reasonable expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the Annual Meeting, officers, agents and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum at the Annual Meeting otherwise might not be obtained.

Revocability and Voting of Proxy

   A proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Any stockholder who gives a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date. Attendance and voting at the Annual Meeting in and of itself will not constitute a valid revocation of a proxy. All proxies properly executed and returned will be voted in accordance with the instructions specified thereon. If no instructions are given, proxies will be voted FOR approval of Proposals Nos. 1 and 2 as set forth in the accompanying Notice of Annual Meeting of Stockholders.

Record Date and Voting Rights

   Only stockholders of record at the close of business on April 28, 2000 are entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof. On April 28, 2000, there were 28,445,835 shares of Common Stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting.

   Proxies marked "withheld" as to any director nominee or "abstain" as to a particular proposal and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. The effect of proxies marked "withheld" as to any director nominee or "abstain" as to a particular proposal and broker non-votes on Proposals Nos. 1 and 2 is discussed under each respective Proposal.

Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth certain information regarding the beneficial ownership of Common Stock as of April 28, 2000 by (i) each stockholder who is known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each of the Company's executive officers named in the Summary Compensation Table (see "Executive Compensation") and (iv) by all executive officers and directors of the Company as a group. The information as to each person or entity has been furnished by such person or group.

                 Name and Address of             Shares Beneficially Percent of
                 Beneficial Owner(1)                  Owned(2)         Class
                 -------------------             ------------------- ----------
      Elton Alderman............................      4,196,600(3)      14.6%

      Carol A. Auld.............................      3,744,999(4)      13.2%

      EPL Pro-Long, Inc.........................      2,981,035         10.5%
      245 Fischer Avenue, Suite A-1
      Costa Mesa, California 92626

      Tom T. Kubota.............................      1,910,000(5)       6.7%

      Thomas C. Billstein.......................      1,561,600(6)       5.5%

      Nicholas M. Rosier........................         22,000(7)        *

      R. Jack Aplin.............................         15,000           *

      Bruce F. Barnes...........................         23,500(8)        *

      William J. Howell.........................         11,000(9)        *

      All officers and directors as a group
       (5 persons)(10)..........................      5,814,700(11)     20.1%

--------
  *  Less than 1%.

 (1) Unless otherwise indicated, the address of such beneficial owner is the Company's principal executive offices, 6 Thomas, Irvine, California 92618.

 (2) Beneficial ownership as reported in the table above has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days of April 28, 2000, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (3) Includes 300,000 shares of Common Stock subject to options exercisable within 60 days of April 28, 2000.

 (4) Carol Auld obtained beneficial ownership of 3,744,999 shares following the death of her husband, Edwin C. Auld Jr., on February 8, 1996 and as a result of the subsequent settlement of his estate.

 (5) Includes 120,000 shares of Common Stock subject to options exercisable within 60 days of April 28, 2000.

 (6) Includes 120,000 shares of Common Stock subject to options exercisable within 60 days of April 28, 2000.

 (7) Includes 12,000 shares of Common Stock subject to options exercisable within 60 days of April 28, 2000.

 (8) Includes 10,000 shares of Common Stock subject to options exercisable within 60 days of April 28, 2000.

 (9) Includes 10,000 shares of Common Stock subject to options exercisable within 60 days of April 28, 2000.

(10) Includes shares held by Messrs. Alderman, Billstein, Barnes, Howell and Rosier who collectively served as the Company's directors and executive officers as of April 28, 2000.

(11) Includes 452,000 shares of Common Stock subject to options exercisable within 60 days of April 28, 2000.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

   The Company's Restated Bylaws (the "Bylaws") provide that the members of the Company's Board of Directors be divided into three classes serving staggered three-year terms, designated Class I, Class II and Class III, respectively. Nevada law requires that at least one-fourth (1/4) of the Board of Directors be elected annually. At each Annual Meeting, directors shall be elected for a three-year term to succeed the directors of the class whose terms then expire.

   Pursuant to Nevada law and the Company's Bylaws, the number of directors constituting each class shall be fixed from time to time by a resolution duly adopted by the Board of Directors. The Company's Bylaws provide that the aggregate number of directors shall be no less than three nor more than nine. Currently, the Board of Directors has authorized two directors in each class, or a total of six directors. At the 2000 Annual Meeting, two Class II directors will be elected to hold office for a three-year term expiring at the 2003 Annual Meeting. Tom Kubota has informed the Company that he will retire from the Board of Directors upon expiration of his term at the 2000 Annual Meeting and will not stand for reelection to the Board of Directors.

   Unless otherwise instructed, the proxy holders named in the enclosed proxy will vote the proxies received by them for the two (2) nominees named below. Mr. Barnes is currently a Class I director, serving for a term expiring at the Annual Meeting in 2002. Upon his election as a Class II director, there will be a vacancy in Class I and the Board of Directors is seeking candidates to fill such vacancy. Such vacancy is not eligible to be filled at the 2000 Annual Meeting. The three remaining directors will continue in office in accordance with their previous elections until the expirations of the terms of the classes at the 2001 and 2002 Annual Meetings, as the case may be.

   The nominees have indicated that they are willing and able to serve as directors, if elected. If the nominees become unavailable for any reason before the election, the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that the nominees will be unavailable to serve.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

                                   Class II
         (Directors nominated for office with terms expiring in 2003)

     Name                                                     Age Director Since
     ----                                                     --- --------------
     R. Jack Aplin...........................................  68    Nominee
     Bruce F. Barnes.........................................  65    1999

   R. Jack Aplin has been an independent investor since 1989. From 1986 to 1989, Mr. Aplin was Chairman of the Board, President and Chief Executive Officer of Spectramed, Inc., an international medical products company. Mr. Aplin is currently a member of the Board of Directors of Newport Corporation, a public company located in Irvine, California.

   Bruce F. Barnes has served as a director since June 1999. He currently serves as the President of Barnes Marketing, Inc., a sports marketing firm that Mr. Barnes founded in 1974. Between 1969 and 1974, Mr. Barnes held the position of Vice President at Sports Headliners, a sports marketing firm located in Indianapolis, Indiana. Prior to 1969, Mr. Barnes was a Sales Manager of the Dayton Division of Firestone Tire & Rubber Company. Mr. Barnes received a Bachelors degree in business administration from the University of Southern California in 1959.

Biographical Information For Directors Continuing In Office

   Set forth below is biographical information for each of the other directors of the Company whose present terms of office will continue after the 2000 Annual Meeting.

                                   Class III
         (Directors continuing in office with terms expiring in 2001)

     Name                                                     Age Director Since
     ----                                                     --- --------------
     Elton Alderman..........................................  61      1995
     Thomas C. Billstein.....................................  47      1995

   Elton Alderman has served as the Chairman of the Board of Directors, President and Chief Executive Officer of the Company since the Reorganization in June 1995. Since December 1998, Mr. Alderman has served as a director of Prolong International Holdings Ltd. and Prolong International Ltd. From October 1993 to the present, Mr. Alderman has also served as a director, President and Chief Executive Officer of PSL, the Company's wholly-owned operating subsidiary. Prior to joining PSL, Mr. Alderman served as the President and Chief Executive Officer of EPL Pro-Long, Inc., the holder of the patent for the AFMT formula, from July 1988 until October 1993.

   Thomas C. Billstein has served as a director of the Company since the Reorganization in June 1995. Since December 1998, Mr. Billstein has served as a director of Prolong International Holdings Ltd. and Prolong International Ltd. Mr. Billstein has also served as the Company's Vice President and Secretary since February 1996, and the Company's Chief Operating Officer since April 1, 2000. From October 1993 to the present, Mr. Billstein has also served as a director of PSL, and has served as PSL's Secretary since February 1996. Prior to joining PSL, Mr. Billstein served as an independent financial and legal consultant to EPL Pro-Long, Inc. from August 1992 until October 1993. From November 1991 to August 1992, Mr. Billstein provided independent financial and legal consulting services to various small companies located in Southern California. Prior to commencing his employment with the Company and PSL, Mr. Billstein served as an independent financial and legal consultant to those entities as well. Mr. Billstein holds a Bachelor of Science degree in Business Administration with an emphasis in Finance-Investments from California State University, Long Beach. He attended Whittier College School of Law, was awarded the American Jurisprudence Award for Agency Law, and graduated with a Juris Doctorate degree in 1978. Mr. Billstein is a member of the State Bar of California.

                                    Class I
         (Directors continuing in office with a term expiring in 2002)

     Name                                                     Age Director Since
     ----                                                     --- --------------
     William J. Howell.......................................  57      1999

   William J. Howell has served as a director since June 1999. Since April 1, 2000, he has served as the Company's Vice President and General Counsel. Prior to April 1, 2000, Mr. Howell was an attorney who practiced business law in San Diego, California. Mr. Howell's practice primarily focused on providing consumer and small business financial services in the areas of bankruptcy, reorganization and other workouts. Mr. Howell received a Bachelors degree in comparative literature from California State University, Long Beach in 1970 and a Juris Doctorate degree in 1976 from the University of San Diego, School of Law. Mr. Howell is a member of the State Bar of California.

Committees and Meetings of the Board of Directors

   The Board of Directors of the Company held six (6) meetings during the fiscal year ended December 31, 1999. The Board has an Audit Committee, a Compensation Committee and a Nominating Committee.

   The Audit Committee meets with the Company's independent auditors to prepare for and to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the auditor's comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. During 1999, the Audit

Committee consisted of Mr. Barnes, Mr. Billstein and Mr. Howell. Assuming the election of Mr. Aplin, the composition of the Audit Committee of the Board of Directors will be Mr. Aplin, Mr. Barnes and Mr. Billstein. Mr. Aplin and Mr. Barnes are not employees of the Company. The Audit Committee met two (2) times during 1999 to discuss the annual audit with the Company's independent auditors.

   The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plan and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. During 1999, the Compensation Committee consisted of Mr. Barnes, Mr. Billstein and Mr. Howell. Assuming the election of Mr. Aplin, the composition of the Compensation Committee of the Board of Directors will be Mr. Aplin and Mr. Barnes. The Compensation Committee met two (2) times during 1999.

   The Nominating Committee identifies and screens candidates for membership on the Company's Board of Directors. During 1999, the Nominating Committee consisted of Mr. Alderman and Mr. Kubota. The Nominating Committee met one (1) time during 1999. Following the 2000 Annual Meeting of Stockholders, the Nominating Committee will be composed of Mr. Alderman and Mr. Howell.

   During the fiscal year ended December 31, 1999, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

   Stockholders may recommend nominees for election as directors by writing to the Chief Executive Officer of the Company.

Directors' Compensation

   The Company's outside directors receive cash compensation of $1,000 for each Annual Shareholders' meeting, and $750 for each Board meeting attended and may be reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings. Additionally, outside directors receive an annual grant of 10,000 options to purchase shares of the Company's common stock. Such options are exercisable at a minimum of the fair market value of the Company's common stock on the date of grant and vest in equal annual installments over a 4-year period.

Vote Required

   The nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, a quorum being present, shall be elected as directors. Only votes cast "FOR" a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instructions to the contrary. Broker non-votes and proxies marked "withheld" as to one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominees will not be reduced by such action.

                              EXECUTIVE OFFICERS

   The following table sets forth certain information with respect to each of the Company's executive officers as of April 28, 2000:

   Name                                Age               Position
   ----                                ---               --------
   Elton Alderman.....................  61 President and Chief Executive Officer
   Thomas C. Billstein................  47 Chief Operating Officer and Secretary
   William J. Howell..................  57 Vice President and General Counsel
   Nicholas M. Rosier.................  54 Chief Financial Officer

   Biographical summaries regarding Messrs. Alderman, Billstein and Howell have been presented earlier.

   Nicholas M. Rosier has served as Chief Financial Officer of the Company and PSL since July 1997. From March 1997 through June 1997, Mr. Rosier served as the Controller of PSL. For the four year period prior to his joining PSL, Mr. Rosier was the Controller and Financial Accounting Manager of two divisions for DePUY, Inc., a major public manufacturing company in the global orthopedic industry. Prior to that position, Mr. Rosier was the Controller/Director of Finance for thirteen years for Adams Rite Manufacturing Company, a privately owned manufacturer of locks and automotive equipment. He holds a Bachelors degree in accounting and finance from H.B.S. in Holland.

                            EXECUTIVE COMPENSATION

Executive Compensation

   The following table sets forth the compensation paid in the years ended December 31, 1999, 1998 and 1997 to the Company's Chief Executive Officer and the Company's other executive officers (collectively, the "Named Executive Officers"):

                          Summary Compensation Table

                              Annual Compensation             Long Term Compensation
                              --------------------          ---------------------------
        Name and                                            Restricted Stock   Option      All Other
   Principal Position    Year Salary ($) Bonus ($)          Awards ($)(/1/)  Grants (#) Compensation ($)
   ------------------    ---- ---------- ---------          ---------------- ---------- ----------------
Elton Alderman.......... 1997  134,000    90,000(/2/)(/4/)        --          500,000         --
 President and Chief     1998  161,144    60,000(/3/)             --              --          --
 Executive Officer       1999  162,058       --                   --              --          --
Thomas C. Billstein..... 1997  120,000    60,000(/2/)(/5/)        --          200,000         --
 Chief Operating Officer 1998  131,491    30,000(/3/)             --              --          --
 and Secretary           1999  145,530       --                   --              --          --
Nicholas M. Rosier...... 1997   61,993    20,000(/6/)             --           20,000         --
 Chief Financial Officer 1998   77,648    12,500(/3/)             --              --          --
                         1999   83,513       --                   --           35,000         --

--------
(1) At December 31, 1999, the above-named individuals collectively held approximately 5,348,200 shares of Common Stock with a value of $1,657,942 in the aggregate, based on the closing share price of $0.31 per share on such date.

(2) Represents an amount paid to the named individual in 1998 for his performance in 1997.

(3) Represents an amount paid to the named individual in 1999 for his performance in 1998.

(4) In addition to the foregoing amount, Mr. Alderman received advances from the Company on his annual bonus in the amount of $81,365. The balance of such advances outstanding as of April 28, 2000 was $51,086. It is intended that Mr. Alderman will reimburse the Company in payments during 2000. Any remaining advance will be offset against bonuses to be paid in fiscal 2001.

(5) In addition to the foregoing amount, Mr. Billstein received advances from the Company on his annual bonus in the amount of $129,550. The balance of such advances outstanding as of April 28, 2000 was $98,727. It is intended that Mr. Billstein will reimburse the Company in payments during 2000. Any remaining advance will be offset against bonuses to be paid in fiscal 2001.

(6) Includes $12,500 paid to Mr. Rosier in 1998 for his performance in 1997.

Option Grants in Last Fiscal Year

   The following table sets forth information concerning stock options granted to the Named Executive Officers during 1999. The hypothetical present values of stock options granted in 1999 are calculated under a modified Black-Scholes model, a mathematical formula used to value options. The actual amount, if any, realized upon exercise of stock options will depend upon the amount by which the market price of the Common Stock on the date of exercise exceeds the exercise price. The individuals named below will not be able to realize a gain from the stock options granted unless, during the exercise period, the market price of the Common Stock is above the exercise price of the options. The option holder would also benefit from an increase in the market price of Common Stock.

                                                                                                Hypothetical
                                                     % of Total        Exercise or            Present Value at
                         Number of Securities    Options Granted To    Base Price  Expiration  Date of Grant
          Name            Underlying Options  Employees in Fiscal Year   ($/sh)       Date         $(/1/)
          ----           -------------------- ------------------------ ----------- ---------- ----------------
Elton Alderman..........             0                    0                 --           --           --
Thomas C. Billstein.....             0                    0                 --           --           --
Nicholas R. Rosier......        35,000                  4.2%              $0.44     11/25/09      $15,377

--------
(1) The modified Black-Scholes model used to calculate the hypothetical values at date of grant considers a number of factors to estimate the option's present value, including the stock's historic volatility calculated using the closing price of Common Stock, the estimated average holding period of the option, interest rates and the stock's expected dividend yield. The assumptions used in the valuation of the options were: stock price volatility range of 71.5%--253.8%, average holding period of 74 months, interest rate of 6.0% and no dividend yield.

   There is no assurance that the hypothetical present values of stock options presented in the table above represent the actual values of the options, and the hypothetical values shown should not be construed as predictions of the future value of Common Stock

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

   The following table sets forth certain information regarding option exercises during the fiscal year ended December 31, 1999 by each of the Named Executive Officers:

                                                      Number of           Value of Unexercised
                                                Securities Underlying     In-The-Money Options
                                               Unexercised Options at        at Fiscal Year
                           Shares     Value      Fiscal Year-End (#)           End($)(/1/)
                         Acquired on Realized ------------------------- -------------------------
Name                     Exercise #    ($)    Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
Elton Alderman..........       0         0      200,000      300,000          0            0
Thomas C. Billstein.....       0         0       80,000      120,000          0            0
Nicholas M. Rosier......       0         0        8,000       47,000          0            0

--------
(1) Value is based on the closing sales price for the Common Stock as reported on the American Stock Exchange on December 31, 1999 (the "Fair Market Value") minus the exercise price or base price of "in-the-money" options. The Fair Market Value of the Common Stock as of December 31, 1999 was $0.31 per share.

Stock Option and Purchase Plans

1997 Stock Incentive Plan

   The Company's 1997 Stock Incentive Plan (the "Plan") was adopted by the Company's stockholders and the Board of Directors in June 1997. The Plan provides for the granting of "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonqualified stock options and restricted stock. The Plan has authorized for issuance up to 2,500,000 shares of Common Stock. Under the Plan, shares of Common Stock may be granted to directors, officers, employees, consultants and other service providers of the Company, except that incentive stock options may not be granted to non-employee directors. The Plan is administered by the Board of Directors or a committee appointed by the Board of Directors (the "Committee"), which has sole discretion and authority, consistent with the provisions of the Plan, to determine which eligible participants will receive options, the time when options will be granted, the terms of options granted and the number of shares which will be subject to options granted under the Plan. Presently, the Compensation Committee administers the Plan. As of December 31, 1999, there were 2,229,368 options outstanding under the Plan at a weighted average exercise price of $1.55 per share. Officers and directors hold options to purchase 815,000 shares of Common Stock, 288,000 of which were exercisable as of December 31, 1999.

   The exercise price under the Plan is determined by the Board of Directors, provided that, generally in the case of an incentive stock option, the exercise price shall be equal to the fair market value of the Common Stock as of the date of grant, as determined by the Board of Directors. In the case of an incentive stock option granted to an optionee who owns more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary of the Company (a "10% Holder"), the exercise price may be no less than 110% of the fair market value of the Common Stock on the date the option is granted. The Board of Directors has the authority to determine the time or times at which options granted under the Plan become exercisable, provided that incentive options must expire no later than ten years from the date of grant, or five years in the case of a 10% Holder. Options are not assignable and are nontransferable, other than upon death by will and the laws of descent and distribution, and generally may be exercised only by an employee while employed by the Company or within 30 days after termination of employment.

   The Board of Directors may, in its discretion, amend or terminate the 1997 Stock Incentive Plan. However, no amendment or termination may adversely affect a participant's rights as to prior grants. The Plan shall terminate in any event in June 2007.

Employment Agreements

   On January 21, 2000, the Company entered into an employment agreement with Mr. Alderman for an initial term of 5 years with automatic renewal for successive five-year periods unless either party gives written notice of the non-renewal at least 180 days prior to the expiration of the then-current term. The employment agreement provides for an annual base salary of $180,000 (with minimum annual increases in the base of 10%), an incentive bonus determined in accordance with the Company's incentive compensation plan, options to purchase 60,000 shares of Common Stock at an exercise price equal to $0.69 per share granted under the Company's 1997 Stock Incentive Plan, an automobile allowance of up to $1,000 per month and certain other incentives set forth therein. Upon termination of Mr. Alderman's employment agreement by the Company for reason other than "cause," as defined in the employment agreement, or by Mr. Alderman for "good reason," as defined in the employment agreement, Mr. Alderman will be entitled to receive, as severance pay, an amount equal to Mr. Alderman's current monthly salary multiplied by thirty-six months, plus the payment of certain additional benefits, such as health insurance, for a period of twelve months. Severance pay shall be made fifty percent (50%) in one lump sum with the balance payable in equal installments over a twelve-month period following termination. Mr. Alderman's employment agreement also contains confidentiality, proprietary rights and dispute resolution provisions.

   On January 21, 2000, the Company entered into an employment agreement with Mr. Billstein for an initial term of 4 years with automatic renewal for successive four-year periods unless either party gives written notice of the non-renewal at least 180 days prior to the expiration of the then-current term. The employment agreement provides for an annual base salary of $143,000 (with minimum annual increases in the base of 5%), an incentive bonus determined in accordance with the Company's incentive compensation plan, options to purchase 45,000 shares of Common Stock at an exercise price equal to $0.63 per share granted under the Company's 1997 Stock Incentive Plan, an automobile allowance of up to $1,000 per month and certain other incentives set forth therein. Upon termination of Mr. Billstein's employment agreement by the Company for reason other than "cause," as defined in the employment agreement, or by Mr. Billstein for "good reason," as defined in the employment agreement, Mr. Billstein will be entitled to receive, as severance pay, an amount equal to Mr. Billstein's current monthly salary multiplied by twenty-four months, plus the payment of certain additional benefits, such as health insurance, for a period of twelve months. Severance pay shall be made fifty percent (50%) in one lump sum with the balance payable in equal installments over a twelve-month period following termination. Mr. Billstein's employment agreement also contains confidentiality, proprietary rights and dispute resolution provisions.

                  REPORT OF THE COMPENSATION COMMITTEE OF THE
                 BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Board of Directors is comprised of Mr. Howell, Mr. Barnes and Mr. Billstein. The following report on executive compensation is furnished by the Compensation Committee for the year ended December 31, 1999.

General Compensation Policy

   The Company's compensation policy is designed to attract and retain qualified key executives critical to the Company's success and to provide such executives with performance-based incentives tied to the achievement of Company milestones. One of the primary objectives is to have a substantial portion of each executive officer's total compensation contingent upon the Company's performance as well as upon the individual's contribution to the Company's success as measured by his personal performance. Accordingly, each executive officer's compensation package is comprised primarily of three elements: (i) base salary which reflects individual performance and expertise and is designed to be competitive with salary levels in the industry; (ii) variable performance awards payable in cash and tied to the Company's achievement of certain goals; and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

Factors

   The principal factors which the Compensation Committee and the Board of Directors considered in establishing the components of each executive officer's compensation package for the 1999 fiscal year are summarized below. However, the Compensation Committee may in its discretion apply different factors, particularly different measures of financial performance, in setting executive compensation in future fiscal years.

Base Salary

   The base salary levels for the executive officers were recommended by the Compensation Committee and established by the Board of Directors for the 1999 fiscal year on the basis of the following factors: personal performance, the estimated salary levels in effect for similar positions at a select group of companies with which the Company competes for executive talent, and internal comparability considerations. Although the Compensation Committee reviewed various compensation surveys, the Compensation Committee did not rely upon any specific survey for comparative compensation purposes. Instead, the Compensation Committee made its decisions as to the appropriate market level of base salary for each executive officer on the basis of its understanding of the salary levels in effect for similar positions at those companies with which the Company competes for executive talent. On January 21, 2000, the Committee approved employment agreements for the Chief Executive Officer and Vice President whereby the 2000 base salaries are $180,000 and $143,000, respectively. The agreements are for five year and four year terms, respectively. The Compensation Committee is required to review the base salary on or before February 15 of each year to determine the increase in base salary for the ensuing year. In any event, the increase shall be no less than 10% or 5%, respectively.

Annual Incentive Compensation

   Executive officers have an opportunity to earn annual incentives based upon performance targets. The Compensation Committee may also award bonuses in cases where such performance targets are not met if it determines that the circumstances warrant such action. For fiscal year 1999, the performance targets for the executive officers included revenues, pre-tax profits and earnings per share. The weight given to each factor varied from individual to individual. Additionally, each executive officer has a discretionary portion of the annual incentive linked to achievement of non-financial goals, which differ depending upon the responsibilities of the executive officer in question.

Long-Term Incentive Compensation

   The 1997 Stock Incentive Plan also provides the Compensation Committee with the ability to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The number of shares subject to each option grant is based upon the executive officer's tenure, level of responsibility and relative position in the Company. Stock options totaling 827,000 shares were granted to employees and consultants, 35,000 of which were granted to the executive officers during 1999. The exercise price for the stock options is the fair market value of the stock on the date of the grant. Options generally vest at a rate of 20% per year starting on the anniversary date of the option grant and are contingent upon the officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company's employ and the market price of the Company's Common Stock appreciates over the option term.

CEO Compensation

   The Chief Executive Officer participates in the compensation program discussed above. The Compensation Committee set the base salary for Mr. Elton Alderman, the Company's Chief Executive Officer for the 1999 fiscal year, at a level which is designed to provide him with a salary competitive with salaries paid to chief executive officers of similarly-sized companies in the industry and commensurate with Mr. Alderman's experience. The Compensation Committee did not award an incentive payment to Mr. Alderman in 1999. Mr. Alderman received no option grants during the year ended December 31, 1999.

Respectfully submitted,

Bruce F. Barnes
Thomas C. Billstein
William J. Howell

Compensation Committee Interlocks and Insider Participation

   During the year ended December 31, 1999, the Compensation Committee was comprised of two (2) directors who were neither officers nor employees, Mr. Barnes and Mr. Howell, and one (1) director, Mr. Billstein, who is the Company's Chief Operating Officer and Secretary. As discussed more fully in the sections entitled "EXECUTIVE COMPENSATION" and "CERTAIN TRANSACTIONS", Mr. Billstein has outstanding advances from the Company in the amount of $98,727 as of April 28, 2000. Additionally, Mr. Billstein serves concurrently as an officer and director of both the Company and PSL.

                             CERTAIN TRANSACTIONS

   In January 1997, Prolong Acquisition Corporation, a Delaware corporation ("PAC") owned by Elton Alderman and Thomas C. Billstein, acquired the International Hot Rod Association, a sanctioning body for certain motorsports competitions commonly known as drag races. Following the acquisition, PAC was renamed the International Hot Rod Association, Inc. (the "IHRA"). It was contemplated that the Company or its wholly-owned operating subsidiary, Prolong Super Lubricants, Inc., a Nevada corporation ("PSL") would purchase an equity interest in the IHRA. In February 1997, the Board of Directors formally considered purchasing an equity interest in the IHRA but determined not to make such an investment at that time. The proposed terms were substantially the same as those terms at which Messrs. Alderman and Billstein made the acquisition. Messrs. Alderman and Billstein abstained from voting on such proposed transaction. During 1998, Messrs. Alderman and Billstein sold a portion of their ownership interest in the IHRA and in January 1999, they sold their remaining ownership interest.

   Currently, the Company is a party to a sponsorship agreement with the IHRA. During 1997, the Company paid the IHRA $50,000 for sponsorship of the Prolong Super Lubricants Spring Nationals in Bristol, Tennessee and $35,000 for sponsorship of the Prolong Super Lubricants--Ohio Lottery World Nationals in Norwalk, Ohio. In addition to the above contemplated transaction with the IHRA, the Company had advanced the IHRA approximately $280,000 in the aggregate as a prepayment for sponsorship and title rights of nationally televised national events. During 1998 and 1999, $117,428 and $83,931, respectively, of the advance was applied to national event sponsorships and advertising resulting in a remaining advance balance of $78,641 at December 31, 1999 to be used for similar activities in 2000.

   Messrs. Alderman, Billstein and Rosier all hold concurrent positions as officers and/or directors of both the Company and PSL.

   Messrs. Alderman and Billstein have outstanding balances from the Company as of April 28, 2000 in the amounts of $51,086 and $98,727, respectively, for advances against annual bonuses. It is intended that such advances will be repaid to the Company during 2000 and 2001. Any remaining balance on such advances will be offset against bonuses to be paid in fiscal 2001.

   The Company is a party to three agreements with Barnes Marketing, Inc. ("BMI"), which serves as a representative for both Al Unser and Norris Racing, Inc. Mr. Barnes currently serves as the President of BMI. BMI receives a commission from its clients based on revenues generated by such agreements. During fiscal 1999, the Company paid approximately $295,000 to Mr. Unser and Norris Racing, Inc. under such agreements.

   Other than the related transactions disclosed above, the Company is not aware of any transactions or proposed transactions to which the Company or PSL was or is to be a party, in which any director, executive officer, nominee for election as a director, security holder or any member of the immediate family of the persons named above had or is to have a direct or indirect material interest.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

   Based solely upon its review of the copies of Forms 3 and 4 and amendments thereto furnished to the Company, or written representations that no annual Form 5 reports were required, the Company believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") applicable to its directors, officers and any persons holding ten percent (10%) or more of the Company's Common Stock were made with respect to the Company's fiscal year ended December 31, 1999 with the following exception: a Form 5 prepared on behalf of Bruce F. Barnes, a director of the Company during such fiscal year, to report Mr. Barnes' stock purchase in October 1999, was not filed timely. The delinquent form was subsequently filed in March 2000.

                            STOCK PERFORMANCE GRAPH

   Set forth below is a line graph comparing the cumulative stockholder return on the Company's Common Stock with the cumulative total return of the Russell 2000 Index and an industry peer group identified by the Company (the "Peer Group Index"). The Peer Group Index consists of WD-40 Company and Wynn's International, Inc. The Peer Group Index returns consist of the weighted returns of each component issuer according to such issuer's respective stock market capitalization at the beginning of each period for which a return is indicated.

   The graph assumes an investment of $100 in the Company's Common Stock on September 3, 1997, the date on which the Company's Common Stock was first registered under the Exchange Act, and an investment in each of the Russell 2000 Index and the Peer Group Index of $100 on September 3, 1997. The graph covers the period from September 3, 1997 through the fiscal year ended December 31, 1999.

   The calculation of cumulative stockholder return for the Russell 2000 Index and the Peer Group Index includes reinvestment of dividends. The calculation of cumulative stockholder return on the Company's Common Stock does not include reinvestment of dividends because the Company did not pay dividends during the measurement period. The performance shown is not necessarily an indicator of future price performance.


                      9/03/97   9/30/97   12/31/97   3/31/98   6/30/98   9/30/98   12/31/98   3/31/99   6/30/99   9/30/99   12/31/99
PROLONG INTERNATIONAL 100.0      90.91     81.82     115.91    106.91    59.27      52.36     42.18     43.27      22.91     11.27
 PEER GROUP INDEX     100.0     106.34    102.88     109.73     96.14    89.48     107.34     98.04     98.04      84.89     78.82
 RUSSELL 2000 INDEX   100.0     107.32    103.72     114.16    108.83    86.91     100.82     95.02     95.02     102.17    120.57

Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Compensation Committee of the Board of Directors On Executive Compensation and the Stock Performance Graph shall not be incorporated by reference into any such filings.

                                PROPOSAL NO. 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors has selected Deloitte & Touche, LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 2000, and recommends that stockholders vote for ratification of such appointment. In determining whether the proposal has been approved, abstentions will be counted as votes against the proposal and broker non-votes will not be counted as votes for or against the proposal or as votes present and voting on the proposal. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

   Deloitte & Touche, LLP has audited the Company's financial statements annually since its fiscal year ended December 31, 1996. Its representatives are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

   Any stockholder desiring to submit a proposal for action at the 2001 Annual Meeting of Stockholders and presentation in the Company's proxy statement with respect to such meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than January 11, 2001 in order to be considered for inclusion in the Company's proxy statement relating to the meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

   On May 21, 1998, the Securities and Exchange Commission adopted an amendment to Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934, as amended. The amendment to Rule 14a-4(c)(1) governs the Company's use of its discretionary proxy voting authority with respect to a stockholder proposal which is not addressed in the Company's proxy statement. The new amendment provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year's proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

   With respect to the Company's 2001 Annual Meeting of Stockholders, if the Company is not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in the Company's proxy statement, by March 29, 2001, the Company will be allowed to use its voting authority as outlined.

                                 OTHER MATTERS

   The Company has enclosed with this Proxy Statement a copy of Form 10-K for the year ended December 31, 1999.

   Management is not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

   Stockholders who do not expect to attend in person are urged to promptly execute and return the enclosed Proxy.

                                          By Order of the Board of Directors

                                          /s/ THOMAS C. BILLSTEIN
                                          Thomas C. Billstein
                                          Secretary

Irvine, California
May 12, 2000

PROXY
                       PROLONG INTERNATIONAL CORPORATION
                   Proxy Solicited by the Board of Directors
               Annual Meeting of the Stockholders--June 14, 2000

The undersigned hereby nominates, constitutes and appoints Elton Alderman and Nicholas M. Rosier, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of PROLONG INTERNATIONAL CORPORATION which the undersigned is entitled to represent and vote at the 2000 Annual Meeting of Stockholders of the Company to be held at the Atrium Hotel, located at 18700 MacArthur Blvd., Irvine, California 92612, on June 14, 2000, at 10:00 A.M., and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as follows:

               THE DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1 AND 2
  1. Election of Directors
     [_] FOR [_] WITHHOLD AUTHORITY
         all nominees listed belowto vote for all nominees listed below (except as marked to the contrary below)

         Election of the following two (2) nominees to serve as Class II directors:
         R. Jack Aplin
         Bruce F. Barnes

(Instructions: To withhold authority to vote for any nominee, print that nominee's name in the space provided below.)

--------------------------------------------------------------------------------

  2. Ratification of Deloitte & Touche, LLP as independent auditors:

                     [_] FOR    [_] AGAINST     [_] ABSTAIN

  3. In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

              IMPORTANT--PLEASE SIGN AND DATE AND RETURN PROMPTLY

  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS NAMED ON THE REVERSE SIDE OF THIS PROXY AND "FOR" RATIFICATION OF DELOITTE & TOUCHE, LLP AS INDEPENDENT AUDITORS.

                                             Date ____, 2000

                                             ----------------------
                                                 (Signature of
                                                  stockholder)

                                             Please sign your name
                                             exactly as it appears
                                             hereon. Executors,
                                             administrators,
                                             guardians, officers
                                             of corporations and
                                             others signing in a
                                             fiduciary capacity
                                             should state their
                                             full titles as such.

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.